Exhibit 10.3

August 5, 2014

Keith Powell
Keith Powell Consulting, Inc.
230 Winterbourne Gate
Mississauga, Ontario L5B0C4
Canada

Dear Keith:

This letter agreement amends, replaces and supersedes any prior Board Agreement between you and SITEL Worldwide Corporation (“Sitel” or the “Company”).

1.	From and after August 5, 2014, your compensation and the other terms applicable to your service as a director of Sitel shall be as follows:

a.
a quarterly service fee (the “Service Fee”) of Sixteen Thousand Two Hundred Fifty dollars ($16,250.00) payable on the first business day of each calendar quarter of your tenure for your services as a Board Member, payable 50% in cash and 50% in Company Class A common stock unless otherwise elected by you as permitted below;

b.
a meeting fee (the “Meeting Fee”) of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable in 50% in cash and 50% in stock unless otherwise elected by you as permitted below;

c.
You must own directly or through controlled affiliates two (2) times the annual Service and Meeting Fees (“Two Times Threshold”) in Sitel equity. For purposes of this calculation the value of your stock will be determined as its issue date.

d.
For the remainder of calendar year 2014, if you satisfy the Two Times Threshold as of August 1, 2014, then you may elect, no later than August 15, 2014, to receive the remainder of the 2014 Meeting and Service Fees in either all cash, all stock or any proportion thereof.

e.
For calendar years after 2014, if you satisfy the Two Times Threshold as of January 1 of any calendar year, you may then elect, no later than December 31 of the prior calendar year, to receive the Meeting Fee and Service Fee in either all cash, all stock or any proportion thereof.

2.You will be reimbursed for all reasonable expenses associated with your attendance at Board meetings and other events and meetings you attend pursuant to Section 1 above in accordance with Sitel published expense policies.

Exhibit 10.3

3.The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended from time to time (the “DGCL”), if you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

4.    As a director, you will be exposed to confidential matters, including, without limitation, matters relating to cost data, programs, processes, business strategy and plans, customer information, pricing, Company policies and procedures and other financial data. The Company regards all such information as confidential and in many cases as trade secrets. The Company requires that all such information be treated as confidential and not be discussed or disclosed to anyone who is not in a similar position of trust and confidence with the Company and that any permissible communications be no broader or more extensive than is legitimately required to discharge your director responsibilities. If your directorship ends, you must continue in perpetuity or for the longest duration allowed by law to treat such information as

Exhibit 10.3

strictly confidential and as trade secrets and not discuss or disclose any such information to any outside party under any circumstances whatsoever, except as required by law. You agree to notify the Company’s legal department of any such requirement for disclosure so that the Company may seek an appropriate order or other remedy protecting the information from disclosure and you will cooperate with the Company to obtain such protective order or other remedy. Furthermore, if your directorship ends, you must return all equipment, property, documents, records, etc., in your possession or control, including but not limited to the materials referenced in this provision without retaining any copies, prior to or upon your departure.

If you are in agreement with these terms, would you please sign below and return a copy to me.

Sincerely,

On behalf of the Board of Directors

Agreed to:

/s/ Keith Powell 8/8/2014